Exhibit 4.12
CARDIOVASCULAR SYSTEMS, INC.
AGREEMENT TO CONVERT
AND
AMENDMENT TO THE INVESTOR’S RIGHTS AGREEMENT
     THIS AGREEMENT TO CONVERT AND AMENDMENT TO THE INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) is executed as of November 3, 2008 by Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), and the holders of the outstanding shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company (collectively, the “Preferred Stock;” each holder, a “Preferred Holder,” and collectively, the “Preferred Holders”) who are signatories hereto.
     WHEREAS, a special committee of the Company’s non-employee directors (the “Special Committee”) and the Company’s Board of Directors have each unanimously determined it is in the Company’s best interest to enter into an Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008 (the “Merger Agreement”) with Replidyne, Inc. (“Replidyne”) and Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne, pursuant to which the Company will become a wholly-owned subsidiary of Replidyne and all of the Company’s outstanding shares will be converted into shares of Replidyne common stock (the transactions contemplated by the Merger Agreement shall be referred to as the “Merger”);
     WHEREAS, Section 4O of Exhibit A to the Amended and Restated Articles of Incorporation of the Company (the “Articles”) provides that all outstanding shares of Preferred Stock shall automatically convert to shares of common stock of the Company (“Common Stock”) if (i) the holders of a majority of the Preferred Stock, such majority to include the Preferred Stock held by Easton and Maverick (each as defined in the Articles), and (ii) the two Preferred Stock Directors (as defined in the Articles), consent to such conversion;
     WHEREAS, the Merger may constitute a deemed Liquidation Event pursuant to the terms of the Preferred Stock under the Articles and result in liquidation and preference payments due to the holders of the Preferred Stock as determined under Section 3 of Exhibit A to the Articles, and the Special Committee and Board of Directors of the Company desire that the holders of the Preferred Stock consent to a different allocation of the consideration payable pursuant to the Merger Agreement;
     WHEREAS, the terms of the Preferred Stock provide that the holders of a majority of the Preferred Stock, such majority to include the Preferred Stock held by Easton and Maverick, may consent in writing to an allocation of the consideration payable pursuant to the Merger Agreement that is different from that required by Section 3 of Exhibit A to the Company’s Articles;
     WHEREAS, in consideration for the Conversion (as defined below) and the waiver of any liquidation and preference payments that may become due under the Articles as a result of the Merger, the Company has agreed to issue to the holders of Preferred Stock warrants to purchase an aggregate of 3,500,000 shares of Company Common Stock at an exercise price of $5.71 per share, pro rata to each holder based on their percentage of the outstanding Preferred Stock on an as-converted basis (the “Warrants”), with such Warrants to be issued immediately following the effectiveness of the Conversion but prior to the Effective Time (as defined in the Merger Agreement) of the Merger;
     WHEREAS, the Company and the Preferred Holders wish to provide that the Company’s Investor’s Rights Agreement, dated July 19, 2006, as amended from time-to-time (the “Investor’s Rights Agreement”), will terminate upon the consummation of the Merger;
     WHEREAS, the terms of the Investor’s Rights Agreement provide that it may be amended in whole or in part by (i) the Board of Directors of the Company, and (ii) the holders of at least 66 2/3% of the combined voting power of the outstanding shares of Preferred Stock, including the shares held by Easton;
     WHEREAS, during the due diligence review of the Company’s records in connection with the Merger, it has come to the Company’s attention that a transfer of shares made between Larry Lehmkuhl and GDN Holdings, LLC on December 7, 2007 was subject to certain restrictions contained in the Company’s Stockholders Agreement, dated July 19, 2006, as amended from time-to-time (the “Stockholders Agreement”);
     WHEREAS, the Company desires to obtain a waiver of the provisions of the Stockholders Agreement from the Investors (as that term is defined within the Stockholders Agreement) that relate to the December 7, 2007 share transfer between Larry Lehmkuhl and GDN Holdings, LLC;
     WHEREAS, the terms of the Stockholders Agreement provide that any provision of the Stockholders Agreement may be waived by an instrument in writing executed and delivered by Investors holding at least two-thirds in interest of the Common Stock (including shares of Common Stock into which any shares of Preference Stock are convertible) then held or deemed to be held by all Investors;
     WHEREAS, the Preferred Holders executing this Consent hold at least 66 2/3% of the combined voting power of the outstanding shares of Preferred Stock and include the Preferred Stock held by Easton and Maverick and constitute the Investors holding at least two-thirds in interest of the Common Stock, as required by the Stockholders Agreement;
     WHEREAS, each of the Company’s Preferred Stock Directors has approved the Conversion;
     WHEREAS, the Board of Directors of the Company has approved the Termination (as defined below), the issuance of the Warrants and the other terms and conditions of this Agreement; and

     WHEREAS, the Merger Agreement provides that, concurrently with the execution and delivery of the Merger Agreement by the parties thereto, the Company and the Preferred Holders will deliver this Agreement.
     NOW THEREFORE, in consideration of the above recitals, the Company and the Preferred Holders signatory hereto hereby consent and agree as follows:
     1. In consideration of the foregoing and in accordance with Section 4O of Exhibit A of the Articles, the Preferred Holders hereby consent to the automatic conversion of all outstanding shares of Preferred Stock into shares of the Company’s Common Stock, such conversion to be effective as of immediately prior to the Effective Time of the Merger (the “Conversion”).
     2. Immediately following the Conversion (but prior to the Effective Time of the Merger) and in accordance with Section 3G of Exhibit A of the Articles, the Company shall issue, and the Preferred Holders hereby consent to the issuance of, the Warrants in lieu of any and all liquidation and preference payments under Sections 3A and 3B of the Articles that may become due from the Company to the holders of the Preferred Stock in the event the Merger constitutes a deemed Liquidation Event pursuant to the Articles.
     3. The Company and the Preferred Holders hereby amend the Investor’s Rights Agreement to add the following Section 19 (the “Termination”):
19. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall be automatically terminated upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated November 3, 2008, between the Replidyne, Inc., Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne, Inc., and the Company.
     4. The Preferred Holders hereby waive all provisions of the Stockholders Agreement (including, without limitation, notice provisions) that relate to the transfer of shares made between Larry Lehmkuhl and GDN Holdings, LLC on December 7, 2007.
     5. Excluding the provisions of paragraph 4, this Agreement shall terminate and be of no force or effect if the Merger Agreement is terminated in accordance with the provisions thereof.
     6. This Agreement shall be governed by and construed under the laws of the State of Minnesota in all respects as such laws are applied to agreements among Minnesota residents entered into and performed entirely within Minnesota, without giving effect to conflict of law principles thereof.
     7. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

     8. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     9. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
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     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunto effective upon the date first written above.

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ David Martin Name: David Martin
Title: Chief Executive Officer

     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunto effective upon the date first written above.

EASTON HUNT CAPITAL PARTNERS, L.P.		MAVERICK FUND II, LTD.

By:	EHC GP, L.P., its General Partner	By:	Maverick Capital, Ltd.
By:	EHC GP, Inc., its General Partner		Its Investment Advisor

By:	/s/ Charles B. Hughes Name: Charles B. Hughes	By:	/s/ John T. McCafferty Name: John T. McCafferty
	Title: Vice President		Title: Limited Partner and General Counsel

EASTON CAPITAL PARTNERS, LP		MITSUI & CO. VENTURE PARTNERS II, L.P.

By:	ECP GP, LLC, its General Partner	By:	Mitsui & Co. Venture Partners, Inc.
By:	ECP GP, Inc., its Manager		Its General Partner

By:	/s/ Charles B. Hughes Name: Charles B. Hughes	By:	/s/ Taro Inaba Name: Taro Inaba
	Title: Vice President		Title: President & CEO

MAVERICK FUND, L.D.C.		ITX INTERNATIONAL EQUITY CORP.

By:	Maverick Capital, Ltd. Its Investment Advisor	By:	/s/ Takehito Jimbo Name: Takehito Jimbo
Title: President/CEO

By:	/s/ John T. McCafferty
Name: John T. McCafferty
Title: Limited Partner and General Counsel
WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

MAVERICK FUND USA, LTD.		By:	/s/ Nicholas Swenson
		Name:	Nicholas Swenson
		Title:	Fund Manager
By:	Maverick Capital, Ltd.
Its Investment Advisor
WELLSPRING CAPITAL
By:	/s/ John T. McCafferty

	Name: John T. McCafferty Title: Limited Partner and General Counsel	By:	/s/ George White Name: George White
Title: Managing Member of G.P.

WELLSPRING MANAGEMENT, LLC		GDN HOLDINGS LLC

By:	/s/ George White Name: George White	By:	/s/ Glen D. Nelson Name: Glen D. Nelson
	Title: Managing Member		Title: Governor and Chief Managing Member